Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Rex Energy Corporation (No. 333-174741) and the Registration Statements on Form S-8 of Rex Energy Corporation (No. 333-146648 and 333-188676) of our report dated March 3, 2011 (except for Note 28, as to which the date is September 3, 2013), with respect to our audit of the consolidated financial statements (before the effects of the retrospective adjustments to the disclosures for a change in the composition of reportable segments discussed in Note 3 to the consolidated financial statements) of the Company for the year ended December 31, 2010, which report appears in this Current Report on Form 8-K of Rex Energy Corporation.

/s/ Malin Bergquist & Company, LLP

Malin, Bergquist & Company, LLP

Pittsburgh, Pennsylvania

September 3, 2013